EXHIBIT 99.1

ENGlobal’s Mark Hess Announces Retirement from Board of Directors

HOUSTON, TX / ACCESSWIRE / April 20, 2023 / ENGlobal (NASDAQ:ENG), a leading provider of innovative project delivery solutions for the energy industry, today announced that Mark Hess, the Company’s former Chief Executive Officer, has notified the Company of his decision to retire, effective April 20, as a member of ENGlobal’s Board of Directors.

“I have truly enjoyed my time at ENGlobal, both as an executive and a member of the Board of Directors,” said Hess. “While I will miss my time around some of the most creative and productive engineering professionals in the energy business, I am looking forward to the next chapter, spending more time with family and focusing on new opportunities and adventures. I look forward to watching ENGlobal’s future success.”

Bill Coskey, Executive Chairman of ENGlobal said, “On behalf of the entire ENGlobal family, I want to thank Mark for his long-term service to the Company and his commitment to the employees of ENGlobal in his role as both an executive and a member of our Board. We wish Mark well in his retirement.”

About ENGlobal

ENGlobal (NASDAQ:ENG) is a leading provider of complete project solutions for renewable and traditional energy throughout the United States and internationally. ENGlobal operates through two business segments: Commercial and Government Services. The Commercial segment provides engineering, design, fabrication, construction, and integration of automated control systems as a complete packaged solution for its clients. The Government Services segment provides engineering, design, installation, operations, and maintenance of various government, public sector, and international facilities, specializing in turnkey automation and instrumentation systems for the U.S. Defense industry worldwide. Further information about the Company and its businesses is available at www.englobal.com.

For further information, email IR@englobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company’s expectations, including those relating to its future results, its future operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties. For a discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ENGlobal’s filings with the Securities and Exchange Commission, including the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Click here to join our email list: https://www.englobal.com/investors/